Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Macerich Company
Santa Monica, California

We consent to the incorporation by reference in the registration statements (Nos. 333-198260, 333‑107063 and 333‑121630) on Form S‑3 and (Nos. 333-00584, 333‑42309, 333‑42303, 333-69995, 333‑108193, 333-120585, 333‑161371, 333-186915 and 333-186916) on Form S‑8 of The Macerich Company of our reports dated February 23, 2016 with respect to the consolidated balance sheets of The Macerich Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, equity and cash flows for each of the years in the three‑year period ended December 31, 2015, the financial statement schedule III - Real Estate and Accumulated Depreciation, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of The Macerich Company.
Our reports with respect to the consolidated financial statements and financial statement schedule III - Real Estate and Accumulated Depreciation of The Macerich Company make reference to The Macerich Company changing their method of reporting discontinued operations in 2014 due to the adoption of FASB Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP
Los Angeles, California
February 23, 2016